Exhibit 8.3

                   [SONNENSCHEIN NATH & ROSENTHAL LETTERHEAD]


                               September 17, 2003


Entertainment Properties Trust
30 W. Pershing Road, Suite 201
Kansas City, MO 64108

RBC Dain Rauscher Inc.
One Beacon Street, 6th Floor
Boston, MA 02108

     Re: Certain U.S. Federal Income Tax Issues

Ladies and Gentlemen:

     We have acted as tax counsel to Entertainment Properties Trust, a Maryland real estate investment trust (the "Company") in connection with the offer and sale of common shares of beneficial interest, $0.01 par value per share (the "Shares"), pursuant to a registration statement on Form S-3 (as amended and supplemented from time to time, including an amendment pursuant to Rule 462(b) under the Securities Act of 1933, the "registration statement"), prospectus and prospectus supplement. The Company is a real estate investment trust organized under the laws of the State of Maryland primarily for the purpose acquiring and leasing certain real estate.

     You have requested our opinion as to (i) the qualification of the Company as a real estate investment trust for federal income tax purposes (a "REIT") under the provisions of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) the accuracy of the discussion of U.S. federal income tax consequences contained under the caption "U.S. Federal Income Tax Consequences" in the prospectus.

     In connection with rendering this opinion, the Company has delivered certain representations to us as set forth in an Officer's Certificate dated September 17, 2003, and, with the Company's permission, we have relied without investigation upon such representations in giving this opinion. Our opinion is based solely on the information and representations set forth in the Officer's Certificate. We have assumed, with your consent, that the representations set forth in the Officer's Certificate are true, accurate and complete as of the date hereof.

     Based on such assumptions and representations, and assuming the accuracy thereof, it is our opinion that (i) as of the date hereof the Company is organized in conformity with the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes, and its methods of operation (to the extent described in the Officer's Certificate and the prospectus and prospectus supplement) will enable the Company to meet the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes and
(ii) the statements in the prospectus under the caption "U.S. Federal Income Tax Consequences," to the extent that they describe matters of law or legal conclusions, are correct in all material respects.

     This opinion is based in part on the Code, Treasury Regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, each as of the date hereof and all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations furnished to us by the Company may affect the conclusions stated herein. Moreover, the Company's qualification and taxation as a REIT depend upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by us. Accordingly, no assurance can be given that the actual results of the Company's operations for any taxable year will satisfy such requirements.

     We consent to the reference to our firm under the captions "U.S. Federal Income Tax Consequences" and "Legal Opinions" in the registration statement and accompanying prospectus and prospectus supplement and to the attachment of this opinion as an exhibit to the registration statement. Please be advised that we have rendered no opinion regarding any tax issues other than as set forth herein.

     This opinion letter shall not be construed as or deemed to be a guarantee or insuring agreement. We disclaim any obligation to update this opinion for developments which may occur subsequent to the date hereof.

                                           Sincerely,


                                           /s/ Sonnenschein Nath & Rosenthal LLP
                                           -------------------------------------
                                           SONNENSCHEIN NATH & ROSENTHAL LLP